Exhibit 10.8

Target for Success — Executive Level

Program Objective

TARGET for Success — Executive Level is an incentive plan (the “2011 Program”) established for the 2011 fiscal year by the Compensation Committee of the Board of Directors (the “Committee”).  It is designed to engage and reward eligible executives who contribute to the achievement of the designated Company performance goal for the Company’s 2011 fiscal year.

Effective Date and Performance Period

The performance period for the 2011 Program extends from its effective date of January 1, 2011 through December 31, 2011.  The 2011 Program is effective only for the 2011 fiscal year of the Company and is subject to change or earlier termination as the Committee may determine in its discretion.

Program Overview

The 2011 Program is administered by the Committee.

The performance goal established by the Committee for the performance period is the financial measure of Company “EBITDA” (i.e., earnings determined before interest, taxes, depreciation and amortization).  The Company must achieve at least the threshold EBITDA target before any payouts will occur.  EBITDA results at designated higher levels will result in greater potential payouts.

Eligibility

The persons employed, as of January 1, 2011, in the positions of Chief Executive Officer (“CEO”), President, Chief Financial Officer (“CFO”), Chief Commercial Officer (“CCO”), General Counsel (“GC”), and Chief Operating Officer (“COO”) are eligible to participate in the 2011 Program.

Company Performance Goal and Calculation of Incentive Payouts

EBITDA performance for the Company under the 2011 Program is

Entity	Threshold ($mms)	Target ($mms)	Maximum ($mms)
Global	$81.9	$109.2	$163.8
NAA	$19.3	$25.8	$38.6
WOA	$62.6	$83.4	$125.2

The threshold performance level is 75% of Target EBITDA.  The maximum performance level is 150% of Target EBITDA, i.e., there is no increase in incentive payouts for EBITDA performance above the maximum performance level.  Performance levels within these ranges are delineated at 5% intervals.  The associated increase and decrease of the incentive pool will occur at 10% intervals.  The potential levels of incentive payout, depending upon whether the threshold, target or maximum EBITDA level is achieved, are shown in the table below for each eligible position.  Linear interpolation within the range will not be utilized — any particular EBITDA performance level must be achieved in full for a payout at that level.  Payouts will be made only for the highest level of EBITDA performance achieved within the range, if any.  For example, if Target EBITDA is achieved, there is no separate payout for having achieved threshold EBITDA.

Payouts are calculated as a percentage of a participant’s eligible compensation.  Eligible compensation includes gross wages received during the performance period less special payments such as per diem, moving expenses, expense reimbursement, incentives, bonuses, appreciation awards, severance, etc.  Employees who change levels mid-year will receive a prorated payout based upon eligible compensation earned at each level.

		Incentive Opportunity Expressed as a Percentage of Base Salary
Grade Level	Positions	Threshold	Target	Maximum
A	CEO	50%	100%	200%
2 - 3	President, CFO, CCO	37.5%	75%	150%
4 - 5	GC & COO	30%	60%	120%

Payout Terms and Conditions

Incentive payouts will be paid in cash in a lump sum amount as soon as practicable after the end of the performance period and after the Committee certifies in writing that an applicable EBITDA performance level has been achieved.  All payouts will be reduced by all legally required and authorized withholdings.

In addition to attaining a designated EBITDA performance level, the following further criteria apply as preconditions to any individual incentive payout:

•                  The Committee must certify in writing that an applicable EBITDA performance level has been achieved.

•                  A participant must be actively employed in good standing at the time of distribution.  Examples of situations which will exclude or place the payment on hold include: being on a formal performance improvement plan, incomplete mandatory compliance training, a serious performance deficiency noting the delay in payment as part of the disciplinary action, etc.  If the payment is placed on hold, the employee must be actively employed at the time the incentive is released from hold in order to receive the payment.

The Company may recapture any award from a participant if the amount of the award received by the participant was increased due to personal misconduct (such as falsification of the goal performance report) subject to applicable laws, rules, and regulations.